Exhibit 5.1




                                October 19, 2000



Sportan  United  Industries,  Inc.
3170  Old  Houston  Road
Huntsville,  Texas  77340


     Re:     Sportan  United  Industries,  Inc.
             Registration  Statement  on  Form  S-8

Gentlemen:

     We have represented Sportan United Industries, Inc., a Texas corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 100,000 shares ("Shares") of the Company's common stock, par value $.001 per share ("Common Stock") issued pursuant to a certain agreement ("Plan") attached as an exhibit to the Registration Statement. In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

     We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                      Very  truly  yours,

                      BREWER  &  PRITCHARD,  P.C.

                      [SIGNATURE OF BREWER & PRITCHARD, P.C. APPEARS HERE]


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